Exhibit 8.1

Legal Name	Place of Incorporation	Doing Business as	Owenrship (%)(1)

Transporte Aéreo S.A	Chile	LATAM Airlines Chile		100.00%
LAN Peru S.A	Peru	LATAM Airlines Peru		70.00%
Aerolane, Líneas Aéreas Nacionales del Ecuador S.A	Ecuador	LATAM Airlines Ecuador	Voting	55.00%
			No Voting	100.00%
LAN Argentina S.A	Argentina	LATAM Airlines Argentina		99.87%
Aerovías de Integración Regional, Aires S.A	Colombia	LATAM Airlines Colombia		99.19%
TAM S.A	Brazil	LATAM Airlines Brazil (2)	Voting	48.99%
			No Voting	100.00%
Lan Cargo S.A	Chile	LATAM Airlines Cargo		90.90%

(1) Percentage of equity owned by LATAM Airlines Group S.A. directly or indirectly through subsidiaries or affiliates.
(2) TAM S.A. include its affiliate TAM Linhas Aereas S.A (“TLA”), which does business under the name “LATAM Airlines Brazil”.